EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media contact:
Emy Noel
(503) 221-0480
emy@lanepr.com

TULLY’S COFFEE RELEASES SECOND QUARTER 2007 FINANCIAL RESULTS

Comparable Store Sales Increase 3.6% and Wholesale Sales Increase 100.6%

Seattle, Wash. – November 15, 2006 – Tully’s Coffee Corporation (Tully’s) announces revenues and operating results for the second quarter of its 2007 fiscal year, which ended October 1, 2006 (second quarter 2007). Product sales for second quarter 2007 reached $16,104,000, a 26.3% increase from the comparable period in fiscal 2006.

In second quarter 2007, Tully’s wholesale division continued its geographic expansion and introduced new products, including Tully’s Bellaccino ready-to-drink bottled beverages. As a result, Tully’s wholesale division sales rose $3,141,000 to $6,262,000, a 100.6% increase from last year. Tully’s retail division sales were $9,836,000 for second quarter 2007, reflecting an increase of 2.2% from last year, coming primarily from a 3.6% increase in comparable store sales.

During this quarter last year, Tully’s completed the sale of its Japanese trademarks and intellectual property, which resulted in non-recurring income in this quarter last year. Tully’s has used the proceeds from the sale to repay debt and to fund the growth of its retail, wholesale and U.S. franchising operations. These expenditures included new stores and improvements to existing stores, new product launches and marketing initiatives.

“We are focused on making Tully’s the preferred coffee store for more people in order to build our retail sales,” said John Buller, Tully’s president and chief executive officer. “New furniture and décor, free Wi-Fi, expanded offerings of great products, and our Tully’s Card loyalty rewards program are building upon our great coffee and friendly baristas. We are pleased to see our growth strategies being validated through increased sales.”

Tully’s had a net loss of $2,253,000 in second quarter 2007 as compared to net income of $19,996,000 in the second quarter of the previous year. The second quarter of fiscal 2006 benefited from almost $22 million of income resulting from a one time transaction with Tully’s Japanese licensee. Second quarter 2007 results also reflect a total of approximately $400,000 in costs associated with the recruitment of Mr. Buller and the departure of his predecessor and finalization of a legal matter from 2004.

“The sales and earnings of our wholesale division continue to grow strongly,” said Kristopher Galvin, Tully’s executive vice president and chief financial officer. “Our retail improvement initiatives are still in their early stages, but our third quarter 2007 retail sales trends are also encouraging.”

Additional information about Tully’s second quarter 2007 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho and Arizona and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and approximately 3,400 leading supermarkets located primarily in the western half of the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Annual Report on included in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2006 and its Annual Report on Form 10-K for the fiscal year ended April 2, 2006.

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